Exhibit 99.1

American States Water Company Announces
Third Quarter 2024 Results
•Third quarter 2024 recorded earnings were $0.95 per share compared to third quarter 2023 recorded earnings of $0.85 per share, a $0.10 per share increase

•AWR’s regulated utilities reach settlement agreements in connection with both the water and electric general rate cases that combined authorize nearly $650 million in capital investments over the rate cycles

•AWR’s contracted services business is expected to contribute $0.54 to $0.57 per share for the full 2024 year

•The contracted services business has been awarded $54 million in new construction projects through year-to-date September 2024 to be completed during 2024 through 2027

•Quarterly dividend increased 8.3% beginning with payment made on September 3

◦This marks the 70th consecutive year that AWR has increased annual dividends to shareholders

San Dimas, California, November 6, 2024…. American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $0.95 for the quarter ended September 30, 2024, as compared to basic and fully diluted earnings per share of $0.85 for the quarter ended September 30, 2023, an increase of $0.10 per share, generated from higher earnings at AWR's water utility subsidiary, Golden State Water Company (“GSWC”), which contributed an increase of $0.12 per share that included a net favorable variance of $0.06 per share from gains generated on investments held to fund one of the company’s retirement plans during the third quarter of 2024 as compared to losses recorded during the same period in 2023 due to financial market conditions.

Third Quarter 2024 Results

The table below sets forth a comparison of the third quarter 2024 diluted earnings per share contribution recorded by business segment and for the parent company with amounts recorded during the same period in 2023.

	Diluted Earnings per Share
	Three Months Ended
	9/30/2024	9/30/2023	CHANGE
Water	$0.84	$0.72	$0.12
Electric	0.02	0.04	(0.02)
Contracted services	0.11	0.12	(0.01)
AWR (parent)	(0.02)	(0.02)	—
Consolidated diluted earnings per share, as recorded (GAAP)	0.95	0.85	0.10
Note: Certain amounts in the table above may not foot or crossfoot due to rounding.

Water Segment:
For the three months ended September 30, 2024, recorded diluted earnings from the water utility segment were $0.84 per share, as compared to $0.72 per share for the same period in 2023, an increase of $0.12 per share due, in part, to a net favorable variance of $0.06 per share from gains totaling $2.1 million, or $0.04 per share, generated on investments held to fund one of the company’s retirement plans during the three months ended September 30, 2024, as compared to losses on investments of $1.0 million, or $0.02 per share, recorded during the same period in 2023 due to financial market conditions. The discussion below presents the other major variances in earnings for the two periods and which resulted in a net overall increase in earnings at the water segment of $0.06 per share for the third quarter of 2024.

•An increase in water operating revenues of approximately $7.8 million that was largely a result of the third-year rate increases approved by the California Public Utilities Commission (“CPUC”) that went into effect on January 1, 2024, and an overall increase in the authorized rate of return on rate base in 2024 compared to the same period in 2023 due to triggering the Water Cost of Capital Mechanism, which increased the return on equity from 9.36% to 10.06% effective January 1, 2024.

•An increase in water supply costs of $1.4 million, which consist of purchased water, purchased power for pumping, groundwater production assessments and changes in the water supply cost balancing accounts. The increase in water supply costs is primarily related to an increase in customer water usage, wholesale water prices and water production costs. Actual water supply costs are tracked against adopted costs in the revenue requirement, and passed through to customers on a dollar-for-dollar basis by way of the CPUC-approved water supply cost balancing accounts. The increase in water supply costs results in a corresponding increase in water operating revenues and has no material impact on the water segment’s profitability.

•An overall increase in operating expenses of $2.8 million (excluding supply costs) due primarily to increases in (i) overall labor costs and other employee-related benefits, (ii) operation-related costs resulting from higher conservation spending, (iii) administrative and general expenses resulting largely from higher outside-services costs including related to the pending general rate case application and other regulatory filings, and higher insurance-related costs, and (iv) depreciation and amortization expenses as well as property taxes, both of which are impacted by the increasing capital expenditures and are reflected and recovered in customer rates. These increases were partially offset by a decrease in maintenance expenses due to timing.

•An increase in interest expense (net of interest income) of $1.6 million resulting primarily from an overall increase in interest rates, as well as an increase in total borrowing levels to support, among other things, the capital expenditure program at GSWC, and a decrease in interest income earned on regulatory assets bearing interest at the current 90-day commercial-paper rate due to a decrease in the level of regulatory assets recorded.

•Changes in certain flowed-through income taxes and permanent items included in GSWC’s income tax expense for the three months ended September 30, 2024 as compared to the same period in 2023 that favorably impacted the water segment’s earnings. As a regulated utility, GSWC treats certain temporary differences as being flowed-through in computing its income tax expense consistent with the income tax method used in its CPUC-jurisdiction rate making. Changes in the magnitude of flowed-through items either increase or decrease tax expense, thereby affecting diluted earnings per share.

•A decrease in earnings of approximately $0.01 per share due to the dilutive effects from the issuance of equity under AWR’s at-the-market (“ATM”) offering program. Under the ATM offering program, AWR may offer and sell its Common Shares, with an aggregate gross offering price of up to $200 million, from time to time at its sole discretion. Through September 30, 2024, AWR has sold 791,097 Common Shares through this ATM offering program.

Electric Segment:
Diluted earnings from the electric utility segment decreased $0.02 per share for the three months ended September 30, 2024 as compared to the same period in 2023 primarily due to an increase in interest expense (net of interest income) resulting from an overall increase in interest rates, as well as an increase in total borrowing levels to support, among other things, the capital expenditure program at Bear Valley Electric Service, Inc. (“BVES”), and a decrease in interest income earned on regulatory assets.
On August 30, 2022, BVES filed a general rate case application with the CPUC to determine new electric rates for the years 2023 through 2026, which is still pending finalization. On November 1, 2024, BVES, the Public Advocates Office at the CPUC and the other intervenor in the proceeding filed a joint motion to adopt a settlement agreement between the parties resolving all issues in connection with the general rate case. When a decision is issued in the electric general rate case, new rates are expected to be retroactive to January 1, 2023 and cumulative adjustments will be recorded at that time.

Contracted Services Segment:
Diluted earnings from the contracted services segment were consistent for the quarter when compared to 2023 with a decrease of $0.01 per share due to the effects of rounding.
AWR (Parent):
Diluted losses from AWR (parent) were consistent for the three months ended September 30, 2024 when compared to the same period in 2023.
Year-to-Date (“YTD”) 2024 Results
•$0.40 per share decrease in recorded YTD 2024 consolidated diluted EPS compared to YTD 2023, or $0.11 per share increase as adjusted
◦YTD 2023 recorded results reflect the impact of retroactive rates of $0.38 per share related to the full year of 2022 due to receiving a final decision in the water utility general rate case.
◦YTD 2023 recorded results also reflect a favorable variance of $0.13 per share resulting from the reversal of revenues subject to refund previously recorded in 2022 following the receipt of a final decision in the cost of capital proceeding in June 2023.
•Company-funded capital expenditures for 2024 by the two regulated utility subsidiaries are expected to be between $210 million and $230 million, a record high
The table below sets forth a comparison of the diluted earnings per share contribution by business segment and for the parent company as recorded and as adjusted during the year-to-date September 30, 2024 and 2023.

	Diluted Earnings per Share
	Nine Months Ended
	9/30/2024	9/30/2023	CHANGE
Water	$1.99	$2.36	$(0.37)
Electric	0.07	0.14	(0.07)
Contracted services	0.44	0.38	0.06
AWR (parent)	(0.07)	(0.06)	(0.01)
Consolidated diluted earnings per share, as recorded (GAAP)	$2.42	$2.82	$(0.40)
Adjustments to GAAP measure:
Impact of retroactive rates related to the full year of 2022 from the final decision in the water general rate case*	—	(0.38)	0.38
Impact related to the final cost of capital decision*	—	(0.13)	0.13
Consolidated diluted earnings per share, as adjusted (Non-GAAP)*	$2.42	$2.31	$0.11
Water diluted earnings per share, as adjusted (Non-GAAP)*	$1.99	$1.85	$0.14
Note: Certain amounts in the table above may not foot or crossfoot due to rounding.

* All adjustments to 2023’s recorded diluted earnings per share relate to the water segment. The water segment’s adjusted earnings for 2023 exclude both the impact of the final decision in the water general rate case that included retroactive rates related to the full year of 2022, and the impact of reversing previously recorded estimated 2022 revenues subject to refund as a result of the final cost of capital decision issued in June 2023 that made all adjustments to rates prospective. Both adjustments are shown separately in the table above.
As noted in the table above, consolidated diluted earnings for the nine months ended September 30, 2024 were $2.42 per share, as compared to $2.82 per share recorded for the same period in 2023, a decrease of $0.40 per share. Included in the results for the nine months ended September 30, 2023 were (i) the impact from the final decision in the water general rate case recorded in 2023 that included retroactive new rates related to the full year of 2022 of $0.38 per share, and (ii) the impact of the final cost of capital decision that resulted in the reversal of estimated water revenues subject to refund previously recorded in 2022 of $6.4 million, or $0.13 per share. Excluding these items from the nine months ended September 30, 2023, adjusted consolidated diluted earnings were $2.31 per share, compared to recorded consolidated earnings of $2.42 per share during the same period in 2024, an adjusted increase of $0.11 per share, largely generated from the water utility segment.

Excluding the two items discussed above, there was an adjusted increase of $0.14 per share in YTD 2024 water segment results largely due to 3rd year increases in customer rates, and a net favorable variance of $0.06 per share from higher gains generated on investments held to fund one of the company’s retirement plans during YTD 2024 as compared to the same period in 2023 due to financial market conditions; partially offset by higher operating expenses and interest costs. There was also a decrease in earnings in the YTD 2024 water results of approximately $0.02 per share due to the dilutive effects from the issuance of equity under AWR’s ATM offering program as previously discussed in the quarterly results.

The decrease in diluted earnings per share at the electric utility segment was largely due to not having new rates while awaiting the processing of the pending electric general rate case that will set new rates for 2023 – 2026. The increase in diluted earnings per share at the contracted services segment was largely due to an increase in management fee revenue resulting from the finalization of various economic price adjustments and the commencement of operations of the water and wastewater systems at Joint Base Cape Cod and Naval Air Station Patuxent River, partially offset by higher overall operating expenses (excluding construction expenses) and interest costs as compared to the same period of 2023. The contracted services segment is projected to contribute $0.59 - $0.63 per share in 2025. The increase in diluted losses from AWR (parent) was due primarily to an increase in interest expense resulting from higher short-term interest rates and higher borrowings made under AWR's revolving credit facility.

For more details on the YTD results, please refer to the company’s Form 10-Q filed with the Securities and Exchange Commission.

Regulatory Matters
On November 1, 2024, BVES, the Public Advocates Office at the CPUC and the other intervenor in the proceeding filed a joint motion to adopt a settlement agreement between the parties resolving all issues in connection with the pending general rate case that will determine new electric rates for the years 2023 through 2026. Among other things, the settlement agreement, if approved by the CPUC, (i) settles and adopts the revenue requirements for each of the four years 2023 through 2026, (ii) authorizes BVES to invest approximately $52.5 million in capital infrastructure included in base rates over the four-year rate cycle and an additional $23.1 million (plus an allowance for funds used during construction or AFUDC) to be filed for revenue recovery through advice letters when the projects are completed, all of which are dedicated to improving system safety and reliability; (iii) adopts a cost of capital that increases BVES’s adopted return on equity from 9.6% to 10.0%, lowers the cost of debt from 6.6% to 5.51%, and maintains the capital structure of 57% equity and 43% debt, and (iv) approves for recovery the requested capital expenditures and other incremental operating costs already incurred in connection with BVES’s wildfire mitigation plans that are currently not included in customer rates.

Excluding the additional revenues from the advice letter capital projects discussed above, under the terms of the settlement agreement (i) BVES’s adopted operating revenues less electric supply costs for 2023 are projected to increase by approximately $5.1 million as compared to the 2022 adopted and recorded operating revenues less electric supply costs to cover, among other things, the higher incremental operating costs as settled in the revenue requirement related to BVES’s wildfire mitigation plans that were previously not included in customer rates and not expensed because they were being tracked in memorandum accounts, and (ii) it provides increases in the adopted operating revenues of $2.2 million for each of the years 2024 and 2025, and by $3.3 million in 2026. The rate increases for 2024 - 2026 are not subject to an earnings test. As previously mentioned, the advice letter projects of $23.1 million plus AFUDC are expected to generate additional annual operating revenues of approximately $3 million when the respective projects are completed and filed for recovery.

Due to the delay in finalizing the electric general rate case, electric revenues billed to customers for 2023 and through September 30, 2024 have been based on 2022 adopted rates, and will remain in effect until finalization of the pending general rate case proceeding. BVES has been authorized to establish a general rate case memorandum account that will make the new rates retroactive to January 1, 2023 and, therefore, when a final decision is issued by the CPUC, cumulative adjustments will be recorded at that time to reflect the full impact of retroactive rates. The CPUC has extended the statutory deadline of this proceeding to January 31, 2025. Therefore, a decision on the electric general rate case is scheduled to be issued by the first quarter of 2025.

Dividends
On October 29, 2024, AWR’s Board of Directors approved a fourth quarter dividend of $0.4655 per share on AWR’s Common Shares. Dividends on the Common Shares will be paid on December 2, 2024 to shareholders of record at the close of business on November 15, 2024. AWR has paid common dividends every year since 1931, and has increased the dividends received by shareholders each calendar year for 70 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. The company has grown its quarterly dividend rate at a compound annual growth rate (“CAGR”) of 8.8% over the last five years and is on pace to achieve a 10-year CAGR of 8.0% in its calendar year dividend payments. AWR's current policy is to achieve a CAGR in the dividend of more than 7% over the long-term.

Non-GAAP Financial Measures
This press release includes a discussion on AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the company’s weighted average number of diluted common shares. The impact of retroactive rates related to the full year of 2022 recorded during the nine months ended September 30, 2023 resulting from the final decision on the water general rate case approved in June 2023, and the impact from the reversal of revenues subject to refund due to a change in estimates recorded during the nine months ended September 30, 2023 following the receipt of a final cost of capital decision in June 2023 have been excluded in this analysis when communicating AWR’s consolidated and water segment results for the nine months ended September 30, 2024 and 2023 to help facilitate comparisons of AWR’s performance from period to period. All of these measures are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute “non-GAAP financial measures” under Securities and Exchange Commission (“SEC”) rules, which supplement our GAAP disclosures but should not be considered as an alternative to the respective GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants.

The company uses earnings per share by business segment as an important measure in evaluating its operating results and believes this measure is a useful internal benchmark in evaluating the performance of its operating segments. The company reviews this measurement regularly and compares it to historical periods and to the operating budget. The company has provided the computations and reconciliations of diluted earnings per share from the measure of operating income by business segment to AWR’s consolidated fully diluted earnings per share in this press release.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “may,” “should” and similar phrases and expressions, and variations or negatives of these words. They are not guarantees or assurances of any outcomes, financial results, levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. The forward-looking statements are subject to a number of estimates and assumptions, and known and unknown risks, uncertainties and other factors, including those described in greater detail in the Company’s filings with the SEC, particularly those described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are encouraged to review the Company’s filings with the SEC for a more complete discussion of risks and other factors that could affect any forward looking statements. The statements made herein speak only as of the date of this press release and except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement.

Conference Call
Robert Sprowls, president and chief executive officer, and Eva Tang, senior vice president and chief financial officer, will host a conference call to discuss these results at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) on Thursday, November 7. There will be a question and answer session as part of the call. Interested parties can listen to the live conference call and view accompanying slides on the internet at www.aswater.com. The call will be archived on the website and available for replay beginning November 7, 2024 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through November 14, 2024.

About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in ten states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 264,600 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,800 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution, wastewater collection, and treatment facilities located on twelve military bases throughout the country under 50-year privatization contracts with the U.S. government and one military base under a 15-year contract.

CONTACT:	Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707

American States Water Company
Consolidated

	Comparative Condensed Balance Sheets (Unaudited)
(in thousands)	September 30, 2024	December 31, 2023
Assets
Net Property, Plant and Equipment	$2,040,589	$1,892,280
Goodwill	1,116	1,116
Other Property and Investments	48,103	42,932
Current Assets	222,360	205,978
Other Assets	108,456	103,816
Total Assets	$2,420,624	$2,246,122
Capitalization and Liabilities
Capitalization	$1,519,713	$1,351,664
Current Liabilities	321,432	166,623
Other Credits	579,479	727,835
Total Capitalization and Liabilities	$2,420,624	$2,246,122

	Condensed Statements of Income (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2024	2023	2024	2023

Operating Revenues
Water	$124,043	$116,231	$324,732	$345,851
Electric	9,040	8,956	29,948	30,688
Contracted services	28,699	26,509	97,681	93,980
Total operating revenues	161,782	151,696	452,361	470,519

Operating Expenses
Water purchased	24,059	23,216	55,788	55,590
Power purchased for pumping	4,996	4,291	11,349	9,514
Groundwater production assessment	6,971	5,990	17,643	15,188
Power purchased for resale	2,467	2,383	8,302	9,838
Supply cost balancing accounts	(381)	723	2,447	15,126
Other operation	11,021	10,429	31,377	30,261
Administrative and general	24,200	20,982	73,034	66,032
Depreciation and amortization	10,849	10,184	32,341	31,645
Maintenance	3,719	4,097	10,479	11,026
Property and other taxes	7,063	6,034	20,162	17,884
ASUS construction	11,750	11,616	43,649	46,554
Total operating expenses	106,714	99,945	306,571	308,658

Operating income	55,068	51,751	145,790	161,861

Other Income and Expenses
Interest expense	(13,225)	(11,691)	(39,217)	(31,900)
Interest income	1,739	2,125	5,902	5,792
Other, net	2,308	(1,073)	6,169	2,243
Total other income and (expenses), net	(9,178)	(10,639)	(27,146)	(23,865)

Income Before Income Tax Expense	45,890	41,112	118,644	137,996
Income tax expense	10,056	9,547	27,811	33,503
Net Income	$35,834	$31,565	$90,833	$104,493

Weighted average shares outstanding	37,564	36,977	37,302	36,974
Basic earnings per Common Share	$0.95	$0.85	$2.43	$2.82

Weighted average diluted shares	37,683	37,071	37,409	37,064
Fully diluted earnings per Common Share	$0.95	$0.85	$2.42	$2.82

Dividends paid per Common Share	$0.4655	$0.4300	$1.3255	$1.2250

Computation and Reconciliation of Non-GAAP Financial Measure (Unaudited)
Below are the computation and reconciliation of diluted earnings per share from the measure of operating income by business segment to AWR’s consolidated fully diluted earnings per share for the three and nine months ended September 30, 2024 and 2023.

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	Q3 2024	Q3 2023	Q3 2024	Q3 2023	Q3 2024	Q3 2023	Q3 2024	Q3 2023	Q3 2024	Q3 2023
Operating income (loss)	$46,846	$43,243	$2,042	$2,049	$6,182	$6,204	$(2)	$255	$55,068	$51,751
Other (income) and expenses, net	6,052	7,820	1,325	754	436	428	1,365	1,637	9,178	10,639
Income tax expense (benefit)	9,228	8,830	135	(154)	1,425	1,430	(732)	(559)	10,056	9,547
Net income (loss)	$31,566	$26,593	$582	$1,449	$4,321	$4,346	$(635)	$(823)	$35,834	$31,565
Weighted Average Number of Diluted Shares	37,683	37,071	37,683	37,071	37,683	37,071	37,683	37,071	37,683	37,071
Diluted earnings (loss) per share	$0.84	$0.72	$0.02	$0.04	$0.11	$0.12	$(0.02)	$(0.02)	$0.95	$0.85

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	YTD 2024	YTD 2023	YTD 2024	YTD 2023	YTD 2024	YTD 2023	YTD 2024	YTD 2023	YTD 2024	YTD 2023
Operating income (loss)	$116,578	$134,006	$6,416	$7,783	$22,801	$19,854	$(5)	$218	$145,790	$161,861
Other (income) and expenses, net	18,484	16,743	3,094	1,959	1,148	1,042	4,420	4,121	27,146	23,865
Income tax expense (benefit)	23,539	29,674	656	794	5,307	4,621	(1,691)	(1,586)	27,811	33,503
Net income (loss)	$74,555	$87,589	$2,666	$5,030	$16,346	$14,191	$(2,734)	$(2,317)	$90,833	$104,493
Weighted Average Number of Diluted Shares	37,409	37,064	37,409	37,064	37,409	37,064	37,409	37,064	37,409	37,064
Diluted earnings (loss) per share	$1.99	$2.36	$0.07	$0.14	$0.44	$0.38	$(0.07)	$(0.06)	$2.42	$2.82

Note: Certain amounts in the tables above may not foot or crossfoot due to rounding.